Exhibit 8.1

Mayer Brown LLP

71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel +1 312 782 0600
Main Fax +1 312 701 7711

www.mayerbrown.com

Prologis, Inc.

Pier 1, Bay 1

San Francisco, California 94111

As of June 8, 2018

Ladies and Gentlemen:

This opinion letter is delivered to you in connection with the prospectus included as part of the registration statement on Form S-4 filed with the Securities and Exchange Commission on June 8, 2018 (the “Registration Statement”) in our capacity as counsel to Prologis, Inc., a Maryland corporation (the “Parent”), in respect of the proposed merger (the “Merger”) of DCT Industrial Trust Inc., a Maryland corporation (the “Company”) with and into Parent, pursuant to that certain Agreement and Plan of Merger entered into as of April 29, 2018, by and among Parent,  Prologis, L.P., a Delaware limited partnership, the Company and DCT Industrial Operating Partnership LP, a Delaware limited partnership, including any schedules and exhibits thereto and as amended prior to the date hereof (the “Merger Agreement”). This opinion relates to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In providing our opinion, we have examined, without independent investigation thereof, the Merger Agreement, the letters of representation provided by Parent and the Company (the “Representation Letters”), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Merger Agreement and as described in the Representation Letters (and no transaction or condition described therein and affecting this opinion will be waived by any party) and there is no agreement, arrangement, or understanding among the parties that supplements or is inconsistent with the Merger Agreement, (ii) the statements concerning the transaction and the parties thereto set forth in the Merger Agreement and in the Representation Letters are true, complete and correct, and will remain true, complete and correct at all times up to and including the Company Merger Effective Time and thereafter (where relevant), (iii) any such statements made in the Merger Agreement or Representation Letters qualified by knowledge, intention, belief or any other similar qualification are true, complete and correct, and will remain true, complete and correct at all times up to and including the Company Merger Effective Time and thereafter (where relevant), in each case as if made without such qualification, and (iv) the parties to the Merger Agreement have complied with, and if applicable, will continue to comply with, their respective covenants and agreements contained in the Merger Agreement. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement or the Representation Letters, our opinion as expressed below may be adversely affected.

Mayer Brown LLP operates in combination with other Mayer Brown entities, which have offices in North America,
Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

In rendering our opinion, we have considered applicable provisions of the Code, the Treasury Regulations promulgated thereunder, pertinent judicial authorities, rulings of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, in each case as in effect of the date hereof.  The conclusions set forth herein are based on our analysis and interpretation of the applicable authorities and our views regarding the most appropriate interpretation of such authorities as applicable to the facts as described herein.  It should be noted that the Code, the Treasury Regulations, such judicial authorities, such rulings and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect.  A change in any of the authorities upon which our advice is based could affect our conclusions herein.  There can be no assurance, moreover, that any conclusion expressed in our opinion will be accepted by the IRS or, if challenged, by a court.

Subject to the foregoing and to the qualifications and limitations set forth herein it is our opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Except as set forth herein, we express no opinions, conclusions or views regarding the U.S. federal income tax consequences of the Merger, or the consequences of the Merger under any state, local, or foreign law.  Our opinion is expressed as of the date hereof, and we assume no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that hereafter becomes incorrect, incomplete or untrue in any respect.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Mayer Brown LLP
Mayer Brown LLP